Exhibit 99.1
OpenText Appoints Fletcher Previn to Board of Directors

Waterloo, ON, November 26, 2024 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced the appointment of Fletcher Previn to its board of directors. Mr. Previn is Senior Vice President & Chief Information Officer of Cisco Systems, Inc., a worldwide technology leader that connects a broad range of technologies that help to power, secure, and draw insights from the Internet.

"I am very pleased to welcome Fletcher to the OpenText Board," said Tom Jenkins, Chair of the Board of Directors. "He is a highly qualified executive with over 20 years of experience in IT with extensive expertise in guiding large organizations through significant shifts and in driving agile transformation and modern ways of working, IT modernization, software development, and delivering productivity tools. Fletcher's appointment reflects the Board's ongoing commitment to board refreshment and skill-set diversity, as well as further aligning the qualifications and expertise of our directors with our strategy and significant growth and margin expansion opportunities."

Prior to joining Cisco, Mr. Previn spent 15 years at IBM, with his most recent role serving as their Global Chief Information Officer where he led a global team of more than 12,000 IT professionals. A systems engineer by training, Mr. Previn holds a Bachelor of Arts degree from Connecticut College.

About OpenText

OpenText is the leading Information Management software and services company in the world. We help organizations solve complex global problems with a comprehensive suite of Business Clouds, Business AI, and Business Technology. For more information about OpenText (NASDAQ/TSX: OTEX), please visit us at www.opentext.com.

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